UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     December 21, 2017

CIL&D, LLC

(Exact name of registrant as specified in its charter)

DELAWARE	000-33433	33-0972983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

337 North Vineyard Ave., Suite 400

Ontario, California 91764

(Address of principal executive offices, including zip code)

(909) 483-8500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                ☐

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

SALE OF LAKE TAMARISK PROPERTY. On December 21, 2017, Lake Tamarisk Development, LLC (“LTD”), a wholly-owned subsidiary of CIL&D, LLC (the “Company”), sold all its vacant land at Lake Tamarisk near Desert Center, California, for a gross sales price of $600,000 in cash. Specifically, the property sold consisted of: (i) 64 single family improved lots; (ii) 2 multi-family lots totaling approximately 7.4 acres; (iii) 1 commercial lot totaling approximately 3.31 acres; (iv) an approximate 170-acre parcel of unimproved land across the highway from the main entrance to Lake Tamarisk; (v) an approximate 200-acre unimproved parcel adjoining the nine-hole Lake Tamarisk golf course; and (vi) an approximate 39-acre unimproved parcel adjacent to Lake Tamarisk. LTD continues to own a house at Lake Tamarisk which is its sole remaining asset. LTD is seeking to sell such house.

It is currently estimated that the net sale proceeds from the sale of the Lake Tamarisk property will be approximately $540,000 after the payment of a real estate commission, legal fees, closing and other related costs.

REMAINING ASSETS. In addition to the Company’s cash and investments, with the sale of the Lake Tamarisk property, the Company’s remaining assets consist primarily of: (i) the outstanding promissory note given by the buyer of Kaiser Eagle Mountain, LLC (“KEM”), (the “Junior Promissory Note”); (ii) its 100% interest in LTD; (iii) its 84.247% ownership interest in Mine Reclamation, LLC, and (iv) its 100% interest in Eagle Mountain Mining & Railroad Company, LLC (“EMMR”).

The Junior Promissory note was in the original principal amount of $19,000,000 bearing interest at 5.71% per annum. However, the buyer of KEM timely exercised its option to extend the maturity date of the Junior Note from February 29, 2016, to May 31, 2025. Interest on the Junior Note accrues and becomes a part of the principal balance of the Junior Note. The Junior Note provides that the principal amount of the note would increase to $33,106,581 to compensate the Company for the full expected value of the Junior Note if the Junior Note was not paid on or before March 31, 2016. Since the Buyer of KEM did not pay the Junior Note on or prior to March 31, 2016, the principal balance of the Junior Note increased to $33,106,581 as of April 1, 2016. Additionally, the Junior Note requires three separate financial risk payments of (i) $5,000,000 at May 31, 2018, (ii) $7,000,000 at February 28, 2019, and (iii) $8,000,000 at September 30, 2020, if the Junior Note remains outstanding as of those dates and the financing for the proposed Eagle Mountain pump storage hydroelectric project at Eagle Mountain (the “Project”) has not closed at such dates (the “Financing Risk Loans”). The first two Financing Risk Loans would bear interest at eight percent (8.00%) per annum and the interest would be paid in cash monthly. If the third Financing Risk Loan should occur, all of the Financing Risk Loans thereafter would bear interest at twelve percent (12%) per annum and the interest would be paid in cash monthly. Each Financing Risk Loan would have a stated maturity of May 31, 2025. There are certain events that accelerate payment of the Junior Note and the Financial Risk Loans, in whole or in part, such as the receipt of construction financing for the Project and the occurrence of an event of default under the Junior Note, the Financial Risk Loans and the documents securing their payment and performance.

EMMR has a mining lease and agreement with KEM which provides EMMR the right to mine certain stock-piled rock and the coarse and fine iron ore tailings at Eagle Mountain. In addition, EMMR still also owns certain assets, primarily real property related assets, associated with the Eagle Mountain railroad.

As noted above, LTD’s sole remaining asset is a house located at Lake Tamarisk with a value of less than $30,000. The buyer of the Lake Tamarisk property discussed above is considering also purchasing the house.

Mine Reclamation has no assets other than the right to receive 53.3% of the net revenues generated from the sale of all assets of the Company located in Riverside County, California, or the Company’s subsidiaries pursuant to that certain Termination, Settlement and net Revenues Sharing Agreement dated effective January 1, 2014, as amended by that certain Frist Amendment to Termination, Settlement and Net Revenues Sharing Agreement dated June 29, 2015.

The Company is continuing its efforts to sell its remaining assets.

ITEM 8.01 OTHER EVENTS.

As a part of its dissolution and winding-up process, the Company continues to address the outstanding litigation/claims in which it is involved and to make reasonably adequate provisions for known or contingent liabilities. Outstanding litigation or claims currently include: (i) approximately three asbestos cases: (ii) the environmental matter of the Portland Harbor (Oregon) Superfund site; and (iii) an environmental lawsuit that was filed in the U.S. District Count, Central District of California, in 2017 that alleges that the Company is a potentially responsible party under CERCLA for the clean-up costs, etc. for “slag/lead dust material” that was allegedly deposited on property located in Rancho Cucamonga, California.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIL&D, LLC
(REGISTRANT)

Date: December 26, 2017	/s/ Richard E. Stoddard
Richard E. Stoddard
Managing Liquidation Director

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